Exhibit 2.4

DESCRIPTION OF SECURITIES

The following is a description of each class of securities of Tactical Resources Corp (“PubCo,” “we,” “us,” or “our”) that is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and does not purport to be complete. For a complete description of the terms and provisions of such securities, refer to PubCo’s articles of incorporation (“PubCo Articles”), which are incorporated herein by reference to Exhibit 1.1 to PubCo’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on August 12, 2026. This summary is qualified in its entirety by reference to these documents.

Authorized Share Capital

PubCo’s authorized share capital consist of an unlimited number of PubCo Common Shares.

As of October 30, 2026, 4,215,147 PubCo Common Shares will be either outstanding or subject to issuance upon exercise of outstanding options, warrants convertible debentures or RSUs, assuming no Plum shareholders exercise redemption rights with respect to their public shares.

PubCo Common Shares

Holders of PubCo Common Shares are entitled to one vote per share on all matters upon which holders of shares are entitled to vote. The holders of PubCo Common Shares are entitled to receive dividends as, if and when declared by the PubCo Board. In the event of PubCo’s liquidation, dissolution or winding-up or other distribution of its assets among its shareholders, the holders of PubCo Common Shares will be entitled to share pro rata in the distribution of the balance of PubCo’s assets. Holders of PubCo Common Shares will have no pre-emptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation or surrender provisions or sinking or purchase fund provisions applicable to PubCo Common Shares. There is no provision in the PubCo Articles requiring holders of PubCo Common Shares to contribute additional capital, or permitting or restricting the issuance of additional securities or any other material restrictions.

Certain Important Provisions of the PubCo Articles and the BCBCA

The following is a summary of certain important provisions of our articles and certain related sections of the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles and the BCBCA.

Stated Objects or Purposes

The PubCo Articles will not contain stated objects or purposes and will not place any limitations on the business that PubCo may carry on following the Plum Amalgamation.

Directors

Power to vote on matters in which a director is materially interested. Under the BCBCA, a director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or officer holds a disclosable interest if the contract or transaction is material to the company, the company has entered, or proposes to enter, into the contract or transaction, and either the director or senior officer has a material interest in the contract or transaction or is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction, unless otherwise provided for in the BCBCA. A director does not hold a disclosable interest in a contract or transaction if the contract or transaction: (i) is an arrangement by way of security granted by the company for money loaned to, or obligations undertaken by, the director, or a person in whom the director has a material interest, for the benefit the company or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of the company or of one of its affiliates; (iv) relates to a loan to the company and the director, or a person in whom the director has a material interest, is the guarantor of some or all of the loan; or (v) is with a company that is affiliated to the company and the director is also a director or senior officer of that company or an affiliate of that company.

A director who holds a disclosable interest may not be liable to account to the company for any profit that accrues to the director under or as a result of a contract or transaction in which the director holds a disclosable interest, if the contract or transaction is: (i) approved by the other non-interested directors (unless all directors have a disclosable interest) or by a special resolution of the shareholders, after the nature and extent of the disclosable interest has been disclosed to the directors or shareholders, as applicable, or (ii) the contract or transaction was entered into before the individual became a director, the disclosable interest was disclosed to the other directors or shareholders and the director who holds the disclosable interest does not vote on any decision or resolution touching on the contract or transaction. Directors will also be required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest. A director who holds such disclosable interest in respect of any material contract or transaction into which the company has entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place.

Directors’ power to determine the remuneration of directors. The remuneration of PubCo’s directors, if any, may be determined by PubCo’s directors subject to PubCo’s articles. The remuneration may be in addition to any salary or other remuneration paid to any of PubCo’s employees (including executive officers) who are also directors.

Number of shares required to be owned by a director. PubCo’s articles will not and the BCBCA does not provide that a director is required to hold any of PubCo’s shares as a qualification for holding his or her office. The PubCo Board has discretion to prescribe minimum share ownership requirements for directors.

Shareholder Meetings

Subject to applicable exchange requirements, and the BCBCA, PubCo, upon the Plum Amalgamation, will have to hold a general meeting of its shareholders at least once every year at a time and place determined by its board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting, unless an extension is obtained. A meeting of PubCo’s shareholders may be held anywhere in or outside British Columbia. The board may also determine that shareholders may attend a meeting of shareholders by means of telephone, electronic or other communications facilities that permit all participants to communicate with each other during the meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, among other things, must be sent to each shareholder entitled to attend the meeting and to each director, so long that the company is a public company, not less than 21 days and no more than two months prior to the meeting, although, as a result of applicable securities laws, the minimum time for notice is effectively longer in most circumstances. Under the BCBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings of shareholders is present if at least one shareholder who holds at least five (5%) of the issued shares entitled to vote at the meeting, are present in person or represented by proxy at the meeting. If a quorum is not present within one half hour from the time set for the opening of any meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting was requisitioned by shareholders, in which case the meeting is dissolved.

Holders of PubCo Common Shares are entitled to attend and vote at meetings of PubCo’s shareholders except meetings at which only holders of another class of shares are entitled to vote. Except as otherwise provided with respect to any particular series of preference share, and except as otherwise required by law, the holders of PubCo’s preference shares are not entitled to receive notice of, or to attend or vote at any meetings of PubCo’s shareholders. PubCo’s directors and officers, PubCo’s auditor and any other persons invited by PubCo’s directors or the chair of the meeting are entitled to attend any meeting of PubCo’s shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

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Shareholder Proposals and Advance Notice Procedures

Under the BCBCA, qualified shareholders holding at least (i) 1% of the PubCo Common Shares or (ii) PubCo Common Shares with a fair market value in excess of C$2,000 may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to PubCo in advance of any proposed meeting by delivering a timely written notice in proper form to PubCo’s registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of PubCo for at least two years before the date of signing the proposal.

Certain advance notice provisions with respect to the election of PubCo’s directors will be included in the PubCo Articles (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide PubCo notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days nor more than 65 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 40 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than 5:00 p.m. in the time zone of the principal executive offices of PubCo on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than 5:00 p.m. in the time zone of the principal executive offices on the 15th day following the Notice Date.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of a majority of PubCo’s outstanding voting securities.

Limitation of Liability and Indemnification

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another company if, at the time such individual held such office, such company was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all judgments, penalties or fines, or amounts paid to settle a proceeding or an action, in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person (an “eligible proceeding”), unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling PubCo pursuant to the foregoing provisions, PubCo has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Ownership and Exchange Controls

There is no limitation imposed by Canadian law or by the PubCo Articles on the right of a non-resident to hold or vote PubCo Common Shares, other than discussed below.

Competition Act

Limitations on the ability to acquire and hold PubCo Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to challenge this type of acquisition by seeking a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of our voting shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period or issues an advance ruling certificate. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Investment Canada Act

The Investment Canada Act requires each “non Canadian” (as defined in the Investment Canada Act) who acquires, directly or indirectly, “control” of an existing “Canadian business,” to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction under the Investment Canada Act. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in PubCo Common Shares by a non-Canadian who is a private sector investor originating from a country with which Canada has a free trade agreement, including a United States investor, would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value (as determined pursuant to the Investment Canada Act and its regulations) was equal to or greater than the amount specified, which is currently C$1.989 billion. For most other investors who are not state-owned enterprises the threshold is currently C$1.326 billion for 2024.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. Generally, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one-third (1/3) of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada.” No financial threshold applies to a national-security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.” The responsible ministers have broad discretion to determine whether an investor is a non-Canadian and therefore subject to national-security review. Review on national-security grounds is at the discretion of the responsible ministers, and may occur on a pre- or post-closing basis.

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The above-noted considerations with respect to the national-security-review regime in the Investment Canada Act are underscored in view of the fact that the principal business of TRC is exploration and development of Rare Earth Elements (“REE”). Under the Guidelines on the National Security Review of Investments made under the Investment Canada Act, for the purposes of making determinations under the national security regime in the Act, the Minister who exercises authority under the Investment Canada Act may take into account factors including but not limited to the following as they relate to national security, “the potential impact of the investment on critical minerals and critical mineral supply chains”. The current list of critical minerals listed by the Canadian Government expressly include REE.

Certain transactions relating to PubCo Common Shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national-security review, including:

●	the acquisition of PubCo Common Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

●	the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

●	the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of PubCo Common Shares, remains unchanged.

Other

There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or that would affect the remittance of dividends (if any) or other payments by PubCo, following the Plum Amalgamation, to non-resident holders of PubCo Common Shares, other than withholding tax requirements.

Listing of PubCo Securities

PubCo Common Shares are currently listed on the NASDAQ under the ticker symbols “TREO”.

Transfer Agent

The transfer agent for PubCo Common Shares in the United States is Continental Stock Transfer & Trust Company and in Canada is Odyssey Trust Company. Each person investing in PubCo Common Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a PubCo Shareholder.

For as long as any PubCo Common Shares are listed on the NASDAQ or on any other stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the PubCo Common Shares reflected in the register administered by PubCo’s transfer agent.

PubCo will list the PubCo Common Shares in registered form and such PubCo Common Shares, through the transfer agent, will not be certificated. PubCo has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain the shareholders’ register of PubCo on behalf of the PubCo Board and to act as transfer agent and registrar for the PubCo Common Shares. The PubCo Common Shares will be traded on the NASDAQ in book-entry form.

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